Exhibit 99.1

Maxygen Reports Fourth Quarter and Year End 2005 Financial Results

Redwood City, Calif., February 8, 2006 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the fourth quarter and year ended December 31, 2005.

Maxygen reported a loss applicable to common stockholders of $18.6 million, or $0.52 per share, for the year ended December 31, 2005, as compared to income applicable to common stockholders of $8.3 million, or $0.24 per share, for the prior year. Maxygen reported a loss from continuing operations of $35.1 million, or $0.98 per share, for the year ended December 31, 2005, compared to a loss from continuing operations of $49.1 million, or $1.40 per share, in 2004.

As a result of the change in Maxygen’s accounting for its investment in Codexis on the equity accounting basis, Maxygen does not include the operating results of Codexis in its financial statements after February 28, 2005. Financial results for 2004 contained herein include the operating results of Codexis for the three and twelve month periods reported.

Revenue for the year ended December 31, 2005 was $14.5 million compared to $16.3 million in 2004, a decrease of eleven percent. The decrease in revenue was primarily due to the change to the equity method of accounting for Maxygen’s investment in Codexis, as of February 28, 2005, and reduced activities related to the scheduled wind-down of Maxygen’s collaborative research programs as it focused its efforts on development of its product candidates. This decrease was partially offset by the two milestones received from Roche in 2005 for Maxygen’s next-generation interferon alpha product candidate and an increase in grant revenues.

At December 31, 2005, cash, cash equivalents and marketable securities totaled $188.3 million.

Maxygen reported a loss applicable to common stockholders of $5.9 million, or $0.16 per share, for the fourth quarter of 2005 compared to a loss applicable to common stockholders of $15.6 million, or $0.44 per share, in the comparable period of 2004.

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“In 2005 we made significant achievements on many fronts, “said Russell Howard, Ph.D., Chief Executive Officer of Maxygen. “Maxygen advanced the preclinical development of MAXY-G34, our next-generation G-CSF product candidate, and we received two significant milestones from our partner Roche for the advancement of our MAXY-alpha next-generation interferon alpha product candidate towards clinical development. We established a second alliance with Roche for co-development of our next-generation factor VII product candidates and we received $14.4 million in grant and contract funding of our HIV vaccine research. We believe that 2006 will be an important year for Maxygen with our next-generation G-CSF and interferon alpha product candidates expected to enter clinical development and the advancement of our next-generation factor VII product for acute indications”.

2005 Highlights

•	Two preclinical milestones for the advancement of Maxygen’s next-generation IFN-alpha in collaboration with Roche.

•	$14.4 million in government grant and contract funding for HIV vaccine research.

•	Co-development alliance with Roche for next-generation factor VII for acute indications.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our ability to advance our next-generation G-CSF, interferon alpha or factor VII product candidates, or any other pharmaceutical products, into clinical development; the timing or success of the filing of an IND for any such product candidate; the success or continuation of any existing or future alliance, collaboration or research program; and whether we will achieve any future milestones or receive any payments or grants for any existing or future product candidates or research programs. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; competitors producing superior products; and our future ability to enter into and/or maintain research and commercialization collaborations. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen is a registered trademark of Maxygen, Inc. The Maxygen logo is a trademark of Maxygen, Inc.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005(1)	2004(3)	2005(2)	2004(3)
	(unaudited)		(unaudited)	(Note 1)
Revenues:
Collaborative research and development revenue	$5,085	$3,246	$11,594	$14,333
Grant revenue	1,186	675	2,907	1,942

Total revenues	6,271	3,921	14,501	16,275

Expenses:
Research and development	10,814	16,253	41,789	53,294
General and administrative	3,015	4,422	13,153	14,372
Stock compensation expense	62	8	183	355

Total operating expenses	13,891	20,683	55,125	68,021

Loss from operations	(7,620)	(16,762)	(40,624)	(51,746)

Interest income, net	1,764	1,769	5,572	4,055
Equity in losses of minority investee	—	(395)	—	(1,395)

Loss from continuing operations	(5,856)	(15,388)	(35,052)	(49,086)
Net income from discontinued operations	—	—	—	58,428
Cumulative effect adjustment	—	—	16,616	—

Net income (loss)	$(5,856)	$(15,388)	$(18,436)	$9,342

Net income (loss)	$(5,856)	$(15,388)	$(18,436)	$9,342
Subsidiary preferred stock accretion	—	(250)	(167)	(1,000)

Income (loss) applicable to common stockholders	$(5,856)	$(15,638)	$(18,603)	$8,342

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.16)	$(0.43)	$(0.98)	$(1.40)
Discontinued operations	$—	$—	$—	$1.66
Cumulative effect adjustment	$—	$—	$0.46	$—
Applicable to common stockholders	$(0.16)	$(0.44)	$(0.52)	$0.24

Shares used in computing basic and diluted earnings (loss) per common share	35,888	35,456	35,765	35,176

(1)	Does not include operations of Codexis
(2)	Includes operations of Codexis through February 28, 2005
(3)	Includes operations of Codexis for all of period

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)	(Notes 1 and 2)
Cash, cash equivalents and marketable securities	$188,323	$232,893
Other current assets	9,606	8,781
Property and equipment, net	4,068	7,677
Goodwill and other intangibles, net	12,192	12,192
Other assets	334	1,562

Total assets	$214,523	$263,105

Current liabilities	$11,652	$16,080
Non-current deferred revenue	5,517	1,718
Long-term obligations	10	1,786
Minority Interest	—	32,180
Stockholders’ equity	197,344	211,341

Total liabilities and stockholders’ equity	$214,523	$263,105

Note 1:	Derived from consolidated audited financial statements as of December 31, 2004.
Note 2:	Cash, cash equivalents and marketable securities as of December 31, 2004 includes $17.2 million which may only be used for Codexis operations.

Footnotes

Reconciliation of GAAP loss from continuing operations to operating cash utilization (in thousands)

	Maxygen	Codexis	Total
Loss from continuing operations	$(33,747)	$(1,305)	$(35,052)
Stock Compensation	183		183
Depreciation Expense	3,268	262	3,530
Acquisition of property and equipment	(1,430)	(810)	(2,240)

Operating Cash Utilization	$(31,726)	$(1,853)	$(33,579)